Exhibit 99.1
Post Holdings, Inc. Announces Pricing of Additional 7.375% Senior Notes Due 2022

St. Louis, Missouri - October 22, 2012 - Post Holdings, Inc. (NYSE:POST) announced today that it has priced its previously announced offering of 7.375% senior notes due 2022 (the “Notes”). In addition, the Company increased the size of the Notes offering from $200 million to $250 million. The Notes were priced at 106% of principal amount, resulting in gross proceeds of $265 million, plus accrued interest from August 15, 2012. The Notes were offered as additional notes under an existing indenture pursuant to which the Company previously issued $775 million in aggregate principal amount of 7.375% senior notes due 2022 (the “Existing Notes”). The Notes to be issued in this offering will be equal in right of payment, will vote together with and will constitute part of the same class and be fungible with the Existing Notes. The Notes will be unsecured unsubordinated obligations of the Company and will be guaranteed by the Company's subsidiary, Post Foods, LLC. The offering is expected to close on October 25, 2012. The Company intends to use the net proceeds from the proposed offering for general corporate purposes which could include pay down of debt and/or acquisitions.
The Notes and the related subsidiary guarantee were offered in the United States to qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in compliance with Regulation S under the Securities Act.
The Notes and the related subsidiary guarantee have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may," or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact the offering and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's cautionary statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.There can be no assurance that the proposed transactions will be completed as anticipated or at all.
About Post Holdings, Inc.
Post is a leading manufacturer, marketer and distributor of branded ready-to-eat cereals in the United States and Canada.

Contact:
Pia Koster
Director, Investor Relations
(314) 644-7678 (POST)